Exhibit 99.3
Auxilio Signs Definitive Agreement to Acquire Redspin; Security, Compliance, and Risk Assessment Services Bolster Security Group’s offering

MISSION VIEJO, CA--(Mar 31, 2015) - Auxilio, Inc (OTCQB: AUXO), a leading provider of Information Security Services for the healthcare industry, today announced the signing of a definitive acquisition agreement with Redspin, Inc. The Carpinteria, CA-based Company will be integrated into Auxilio’s Security Solutions Group.

Redspin, a leading provider of HIPAA security risk assessments and penetration testing services, is a trusted advisor to the healthcare industry. Staffed by a world-class team of security experts, Redspin helps its clients better safeguard protected health information (PHI), by protecting their IT infrastructure from malicious attackers and improving the security awareness of their workforce. The company’s diverse customer base includes over 135 hospitals, including a top 5 academic medical center, over 1,000 clinics, and many large business associates.

 “We are excited to announce this acquisition and welcome the Redspin team to Auxilio,” said Joseph J. Flynn, President and CEO of Auxilio.  “They are a well-respected leader in providing risk assessment and penetration testing services, which perfectly complements our Security Solutions portfolio.  This acquisition fits squarely with our strategy  of identifying complementary technology and services, led by dynamic leaders who understand the market, have the ability to scale and who can help us take this business to the next level,” continued Mr. Flynn.

The transaction is expected to close during the next few weeks.  Details regarding the consideration, financials, and additional information regarding the acquisition will be disclosed in a current report, which will be filed with the SEC in the next few days.

Redspin is a strategic fit with Auxilio’s Security Group by both complementing and further improving its end-to-end security offering. Redspin will enable Auxilio to not only effectively complete the risk assessment at the beginning of the process but also enable ongoing assessment for vulnerabilities once the information security program has been instituted. Redspin currently services a major Auxilio Security Group customer and cross-marketing strategies are expected to yield additional customer wins during 2015.

 “We are very enthusiastic about joining Auxilio and are completely aligned with their vision to become a relevant player in healthcare security services, a vertical which currently has no defined leader.   Our services fit perfectly within the Security Group’s current offering and our customer base of 135 hospitals offers ample room to capture additional market share through the entire suite of security services,” elaborated Daniel W. Berger, President and CEO of Redspin.

“Healthcare organizations are fighting very complex security battles against sophisticated enemies and they need dynamic world-class teams to help them. With the addition of Redspin, we add significant capability to our already-proven team, establishing the clear go-to security services provider for healthcare.” concluded Mike Gentile, Auxilio’s Executive Vice President of Innovation and Security.

About Auxilio, Inc.

Since 2004, Auxilio has led the Managed Print Services industry by offering an innovative and customer driven approach for healthcare organizations. Auxilio takes full responsibility for healthcare customers’ on-site print environment through situation assessment, process analysis, strategy development and program implementation. Hospitals and health systems benefit from streamlined and aligned processes and infrastructure that result in print management programs that reduce cost, increase employee productivity and meet and exceed patient care standards.

Auxilio serves a national portfolio of nearly 200 hospital campuses and manages over 1.5 billion documents annually from over 90,000 devices supporting over 280,000 caregivers. Auxilio’s Managed Print Services’ business model is vendor neutral, provides full-time, on-site customer service and technical experts and is exclusive to the healthcare industry.

Through its Security Solutions Group, Auxilio provides IT security consulting and a SaaS technology solution, Delphiis ™ IT Risk Manager, bringing a unique offering to the marketplace to ensure enterprise-wide security and improve patient experience through its ability to mitigate risk and improve efficiency across the hospital or health system.

For more information about Auxilio, visit http://www.auxilioinc.com

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Auxilio, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' "anticipates," "may" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Auxilio, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
Investor Relations:
MZ North America
Matthew Selinger, Senior Vice President
Direct: 949-298-4319
mselinger@mzgroup.us
http://www.mzgroup.us/

Media Relations:
Auxilio Inc.
Carrie Mulcahy, Director of Corporate Marketing
Direct: (949) 310-2548
carrie.mulcahy@auxilioinc.com
http://www.auxilioinc.com/